EXHIBIT 99.1

NEW ORIENTAL ENERGY & CHEMICAL CORP.

TRANSCRIPT OF

ANNUAL MEETING OF STOCKHOLDERS

March 23, 2010

Ken Donenfeld:
Good morning ladies and gentlemen. I am Ken Donenfeld of DGI Investor Relations and I’m very pleased to assist the management of New Oriental Energy & Chemical Corp. by welcoming you to the New Oriental Energy & Chemical Corp. Annual Meeting of Stockholders and reading several statements prepared by the Company.

I would like to introduce you to the directors and management of the Company who are present on the call today:

Chen Si Qiang is the Chief Executive Officer and Chairman of the Board of Directors of the Company.

Wang Gui Quan, who is the President of the Company, has been with the Company since 2003 and has been a Director since October 2006.

Donglai Li is the Chief Financial Officer of the Company.

Li Jun is the Financial Controller of the Company.

Liya Wu will act as Secretary of this Meeting.

As directed by Mr. Chen Si Qiang, the Annual Meeting of Stockholders of New Oriental Energy & Chemical Corp. is hereby called to order.

We will handle the formal requirements of the meeting and then proceed to a brief discussion regarding the business of the Company and a question and answer session.

Mr. Aaron Menzi is the Inspector of Elections at this meeting.  Please hand any undelivered proxies to him at this time.

Is there a quorum present?

Inspector:	Yes, there are present in person or represented by proxy the holders of a majority of the outstanding shares of Common Stock entitled to vote at this meeting.

Ken Donenfeld:
A quorum is present and the Company has received a certified list of the holders of the Common Stock of the Company at the close of business on February 2, 2010, the record date, and copies of the notice of meeting, proxy statement, the annual report, and an affidavit of the Company's transfer agent regarding the due mailing of the materials, which will be filed with the minutes of this meeting.

There are two proposals to be acted on at this Meeting.

The first proposal on the Agenda is the election of seven directors of the Company, to hold office until the Annual Meeting of Stockholders in 2011, or until their successors have been duly elected and qualified.

As indicated in the Company’s Proxy Statement, Mssrs. Chen Si Qiang, Wang Gui Quan, Zhou Dian Chang, Lei Qi, Cao Xiaokai, Shi Yan and Howard S. Barth have been duly nominated to serve as members of the Board of Directors.

We will vote on the election of the nominees as the Directors and the adoption of the following resolution:

Resolved, that Messrs. Chen Si Qiang, Wang Gui Quan, Zhou Dian Chang, Lei Qi, Cao Xiaokai, Shi Yan and Howard S. Barth be elected as Directors of the Company, to hold office until the Company’s Annual Meeting of Stockholders in 2011 and until their respective successors have been duly elected and qualified.

The second proposal on the Agenda is ratification of the appointment of Weinberg & Company, P.A. as the Company’s independent public accountants for the fiscal year ending March 31, 2010.

We will vote on the ratification of the appointment of Weinberg & Company, P.A. and the adoption of the following resolution:

Resolved, that the appointment of Weinberg & Company, P.A. as the company’s independent public accountants for the fiscal year ending March 31, 2010 be hereby ratified and approved in all respects.

If anyone would like to vote in person, please raise your hand and the Inspector of Elections will give you a ballot.  If you are voting by ballot, please mark your ballot and hold it up so that the inspector may collect it.

All the stockholders present in person or by proxy having had an opportunity to vote, the polls are now declared closed.

While the votes are being tabulated, I will read the following statements on behalf of the committees of the Board of Directors.

•	The Nominating Committee operates under the Company’s By-laws and the Committee’s Charter, and consists of three independent directors: Lei Qi, Shi Yan and Xiaokai Cao.

•
After discussions, the Compensation Committee decided that the Company does not need to adjust the current compensation system, and the Compensation Committee did not receive any written correspondence regarding adjusting current compensation system. If we receive the written consent of adjusting current compensation and welfare system during the coming fiscal year, we will execute under the By-laws and other regulations.

•	The Nominating Committee operates under the Company’s By-laws and the Committee’s Charter, and consists of three independent directors: Cao Xiaokao, Howard S Barth and Qi Lei.

•
After discussions, the Nominating Committee decided that the Company does not need to modify or create any additional positions, and the Nominating Committee did not receive any written correspondence regarding modifying or creating director positions.

•	The Nominating Committee recommends that the persons nominated be elected as the Company’s directors to serve until the next annual shareholder’s meeting or their successors are elected and qualified.

•	The audit committee is comprised of Mr.Yan Shi,Mr. Xiaogai Cao and Howard Barth.

•
The audit committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to (a) the company's systems of internal controls regarding finance, accounting, legal compliance and ethical behavior, (b) the company's auditing, accounting, and financial reporting processes, (c) the company's financial statements and other financial information provided by the company to its shareholders, the public and others, (d) the company's compliance with legal and regulatory requirements and (e) the performance of the company's Corporate audit department and independent auditors.

•
The committee will encourage continuous improvement of, and adherence to , the company's policies, procedures and practices at all levels. It's main responsibility is oversight and we will continue to improve the company's internal auditing and reporting procedures.

I will now read the comments prepared by Mr. Chen for this occasion.

Welcome to all of you.  I will assume most of you are familiar with the Company.  For those who are not, the Company historically, and since being privatized in 2003, been a successful producer of coal based, specialty chemicals—in particular—urea for the production of nitrogenous fertilizer.  In this business we have received many awards for our product and wide recognition of our brand name in the market.  Improved crop yields to feed China’s enormous population has been and will continue to be a concern of the government and a business opportunity in which the strongest Companies will do well over time.

I was pleased, therefore, to be able to report in our third quarter report, that after a very difficult period – triggered by the world economic crisis in late 2008 and 2009—and the pricing for oil and coal—we were back in the black in the legacy segment of our business.

Clearly, I was overly optimistic about this occurrence at our last annual meeting—and the interim period has been a difficult one for our shareholders, including myself.  But, I believe that many of the factors I thought would be coming into play then now seem more realistic.  In particular, demand for the product remains strong.  Additionally, the cost of coal, our key raw material, has moderated.

At the end of December, coal was 900 RMB or ($132) per ton.  More recently it has been about RMB 940 ($138) per ton.  In 2010 we expect the average price of coal to drop to RMB 850 ($125) per ton for two reasons. 1) China keeps on increasing the import volume of coal to satisfy the demand 2) in 2009, the Chinese government put efforts into the integration of coal mines and a series of M&A activities that enhance the overall scale of the production of coal mines.  This will help our urea business return to a more normal mode.

As those of you who follow us know, however, the key reason for the unfavorable comparisons we have generated in the recent past has been the much more difficult situation with respect to methanol and DME sales.  In fact, we have temporarily halted DME sales for the past several quarters and limited sales of methanol.  The early excitement in our Company was a consequence of our decision to expand our production of these important, non-polluting alternative fuels.  Over the years, we have built world-leading expertise in the production of these specialty chemicals, researched uses for the products, and continue to envision a future for the Company where our leadership and growth in coal based alternative fuels will be the hallmark of our Company.

To that end, in March, 2008  we obtained a license for the production of 600,000 tons of DME, which would make us the leading Chinese producer of this much cleaner and more efficient alternative to diesel fuel and the LPG widely used in China for home heating and cooking.  And, utilizing our own cash flow, we began construction of a new 200,000 ton capacity methanol plant, which would make us self sufficient in the methanol required to achieve maximum DME production, and also—conditions permitting—to sell surplus methanol.

By hindsight, our timing for this was not good.  With the world economic crisis in 2008, the decline in world oil prices, the price of LPG and the high price of coal made existing production of DME uneconomic.  Further, conditions for obtaining financing for the project also deteriorated as our own cash flow was impacted.

We nevertheless have persisted using our cash and some borrowings and the methanol project is now more than 85% complete.  And we have not given up on financing—with promised support for the Company from its largest shareholder of $7.3mln to $11.7mln over time.  We anticipate it will require about $11 million to relaunch our DME efforts when market conditions permit.

While we have twice postponed the planned completion of the methanol expansion, in our third quarter we reset the planned completion for June this year.  By that time, we don’t expect that market conditions will have returned to the climate in which we began construction.  However, we do believe that by then we may be seeing the beginning of the improvements we need.

Specifically, with a significant boost from the government, China’s economy in 2009 vastly outperformed all other economies around the world.  While moves are afoot to put some brakes on the growth—it will no doubt continue to be strong with key consequences including greatly increased spending for gasoline and other fuels by consumers and businesses.  More roads are being built, cars and trucks are being sold and factories are developing more products for the domestic market even as exports remain slower.  Imported oil needs are rising, and with a receding recession worldwide, oil prices have risen.

The other consequence of the economic rebound is more pollution—even though the government has voiced strong support for making China greener and healthier.

At some point, in our view, this situation will trigger growing demands for less expensive, cleaner alternative fuels—and we believe coal-based methanol and DME will be seen as part of the solution.

Further, in the marketplace, the economic signs we look at are showing the following:

As compared with lows about a year ago, oil prices recently have been hovering at about $80 per barrel.

In China, as I said, the price of coal recently has moved down to about $138 per ton, and we expect it will drop to about $125 per ton.

Methanol demand is there, as reflected in our third quarter sales.  But these were loss leader sales to maintain our market position.  In the first 11 months of 2009, methanol prices were very low and averaged at the RMB2000 or (US$293) per ton level. In December 2009, due to the issuance of the methanol-petrol standard, the methanol market showed a very irrational increase and peaked at RMB 3000 (US$ 439) per ton shortly after the issuance of the standard. The market went back to and maintained at about the RMB 2600 (US$381) per ton level. In 2010, with the central government's providing more incentive and enforcement of the usage of methanol-petrol, the price of methanol is expecting to be increased

With respect to DME, the Dec 09 price was RMB 3500 (US$ 512) per ton, Current price is about RMB 3600 (US$ 527) per ton. The DME price will show an increasing trend with the issuance of product standards and the maturity and popularity of transportation equipment utilizing it.  In our third quarter report we said we expected to restart DME sales soon when we saw prices of RMB 3150 per ton in China.

Just to round out the picture, with respect to urea, the Dec 09 average price was RMB 1727 (US$ 253) per ton and the February 2010 price was RMB 1770 (US$ 259) per ton. From March, the urea selling price was supposed to increase for the seasonal sales, but due to the most serious drought in Southwest China area in 60 years, the urea market was very low and the current price is RMB1680 (US$ 246) per ton, but this will be temporary

And so, once again I must say I am cautiously optimistic about our outlook over the next six months or so—and hope I am more accurate than I have been in the most unusual times we experienced over the past year or so.  I can’t comment on our financing progress—other than to say that we reported we obtained a short term loan of $2.34 million in January and are exploring other avenues.

I respect and appreciate our holders who remain optimistic about the longer term future of the Company and can only promise that we are doing everything possible, and working as hard as ever, to fulfill their expectations.  They are our expectations as well.

Mr. Inspector, would you please advise us of the results of the voting?

Inspector:	I am pleased to report that the required number of shares of common stock have been voted in favor of the election of all of the nominated Directors.

They are hereby elected to serve as Directors of the Company for a term expiring on the date of the next Annual Meeting of the Company or until their successors are duly elected and qualified.

I am also pleased to report that the required number of shares of common stock have been voted in favor of ratification of the appointment of Weinberg & Company, P.A. as the company’s independent public accountants for fiscal year ending March 31, 2010.  The appointment of Weinberg & Company, P.A. is hereby ratified and approved in all respects.

Ken Donenfeld:	Thank you. The management is now available to answer questions from stockholders.

[There were no questions.]

If there is no other business, then by the instruction of Mr. Chen the meeting is adjourned. Thank you very much.